APPENDIX 3

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF MOTOROLA CANADA LIMITED

The following table sets forth the name, business address, and principal occupation or employment at the present time for each director and executive officer of Motorola Canada Limited. To the best of Motorola Canada Limited's knowledge, the citizenship of the directors and executive officers is as listed below. In addition, unless otherwise noted, each such person's business address is 1303 East Algonquin Road, Schaumburg, Illinois 60196.

DIRECTORS OF MOTOROLA CANADA LIMITED


Frank Maw          President, Motorola Canada Limited. His business
                   address is: 2 East Beaver Creek, Building 4,
                   Richmond Hill, Ontario L4B 2N3. Citizenship:
                   Canadian

Robert Nichols     Vice President and Corporate Controller of Motorola
                   Canada Limited. His business address is: 2 East
                   Beaver Creek, Building 4, Richmond Hill, Ontario
                   L4B 2N3. Citizenship: Canadian

Paul A. Rode       Assistant Treasurer of Motorola Canada Limited.
                   Corporate Vice President and Director of Finance,
                   Americas Region of Motorola, Inc. Citizenship:
                   U.S.


EXECUTIVE OFFICERS OF MOTOROLA CANADA LIMITED
(WHO ARE NOT ALSO DIRECTORS OF MOTOROLA CANADA LIMITED)

Garth L. Milne     Treasurer of Motorola Canada Limited. Senior Vice
                   President and Treasurer of Motorola, Inc.
                   Citizenship: U.S.